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                                                                   Exhibit 10(l)

                SHERWIN-WILLIAMS MANAGEMENT COMPENSATION PROGRAM

PURPOSE

     The purpose of the Sherwin-Williams Management Compensation Program is to establish and maintain a performance and achievement oriented management environment throughout the Company that results in improved profits and/or creativity. The primary emphasis is to develop Sherwin-Williams as a superior company that can achieve and sustain above average earnings growth and a company dedicated to excellence in management, products, services and product development.

     With this in mind, the Program is designed so that participating managers will earn higher than average total compensation for doing an above average job and have the opportunity to accumulate a significant estate if the Company's long-range earnings goals are achieved.

TOTAL COMPENSATION

     Sherwin-Williams' base salary structure is so designed that a participant may receive a level of salary compensation which approximates the average of that paid an equivalent position in the same or similar industries, as reported by several outside executive compensation services. Those who participate in the Incentive Plan may be awarded additional compensation in the form of cash and deferred compensation for performance results that meet or exceed specified predetermined goals. Total compensation, therefore, may exceed that of comparable executive positions in the outside marketplace.

I.  BASE SALARY

     Sherwin-Williams' overall salary structure is reviewed annually to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities.

     The midpoint salary of a grade assigned to a position is the salary level which approximates the average salary paid an equivalent position in the same or similar industries. Data are obtained from the latest survey information available from various executive compensation data sources. Where salary information is not available for a particular position, the salary grade assigned is consistent with other positions having similar responsibilities in the Company and in similar industries.

     Individual salaries are reviewed at least annually, but it must be understood that salaries may not increase each year. Decisions relating to salary increases are based on guidelines provided by management. (See addendum for salary increase guidelines in effect.)

II.  S-W MANAGEMENT INCENTIVE PLAN (SWMIP)

     The second element of the compensation program is the Sherwin-Williams Management Incentive Plan. This incentive plan is designed to permit the total compensation of a key manager to reflect:

          A. The performance of a particular unit (profit center or department), and

          B. The results of individual efforts as related to established goals. Goals must require well above average performance and results should be difficult to attain and have a significant impact on the improvement of the organizational unit and/or the Company.

ELIGIBILITY TO PARTICIPATE

     Eligibility to participate in the Plan is limited to Corporate, Group and Division key managers who are responsible for profit decisions and major policy direction. To remain a participant, one must remain an active employee in a participating job through the end of the plan year. Individuals employed in a participating job by October 1st of the plan year may become eligible to participate in

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that plan year upon approval of the Chief Executive Officer and/or the
Compensation Committee of the Board of Directors.

     Division participants are selected and recommended by the Division President, Group President and Chief Operating Officer on an individual basis after careful consideration and evaluation and must be approved by the Chief Executive Officer. The potential of the position to contribute to the achievement of overall company goals is the major criterion for being approved as a plan participant.

     Participation at the Corporate level is limited to Officers and Major Department Heads.

     Certain limits are placed on the number of managers from any one Division that may be included in the plan as shown below. The numbers shown in parentheses represent additional participants who may be included in the plan if warranted by the responsibilities of the position.

 DIVISION SALES      NUMBER ELIGIBLE       REC. POSITIONS
- -----------------    ----------------    ------------------
Below $25MM              1 + (1)         General Manager
$25MM to $50MM           3 + (1)         General Manager
                                         Marketing Manager
                                         Mfg. Manager
$50MM to $150MM          4 + (2)         General Manager
                                         Marketing Manager
                                         Mfg. Manager
                                         Controller
                                         Tech. Director
$150MM to $300MM         5 + (2)         General Manager
                                         Marketing Manager
                                         Mfg. Manager
                                         Controller
$300MM to $600MM         6 + (3)         Tech. Director
                                         Product Manager
                                         Personnel Dir.
                                         Merch. Manager
$600MM & over            7 + (4)         Region Director

INCENTIVE AWARDS

     The plan is designed to provide an award for improvement over prior year results. To be eligible for any award under the plan, a participant, Division or Department must attain at least 75% of the improvement portion of the major profit or program goal. For example,

              Prior Year Actual PBT:                       $13.0MM
              Plan Year PBT:                               $14.0MM
              Planned Improvement:                         $ 1.0MM

          The threshold for earning an award is an improvement of $0.750MM (75% of $1MM) or an actual PBT for the Plan Year of $13.75MM.

     Where an approved profit goal shows no improvement, or is considered to show insufficient improvement, the participant, Division or Department must attain the goal to earn any award. The achievement of this goal may result in an incentive award at the minimum payout level for the appropriate Incentive Group, provided that the Company achieves its overall goals. Generally, no additional incentive will be awarded unless the results exceed the prior year's actual results.

     As an example,

              Prior Year Actual PBT:                       $13.0MM
              Plan Year Goal PBT:                          $12.7MM

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          Incentive payouts may be as follows, assuming the Company achieves its overall goals:

PLAN YEAR ACTUAL PBT              INCENTIVE AWARD
- --------------------     ---------------------------------
      <$12.7MM                           0
       $12.7MM           Minimum Payout Per Incentive Gp.
       $12.8MM                          ''
       $12.9MM                          ''
       $13.0MM                          ''
      >$13.0MM                 Management Discretion

     Participants are assigned to an Incentive Group (Exhibit A) which determines the potential percentage of base salary that may be awarded. Assignment to an Incentive Group is made by the Chief Executive Officer. Individual awards are based on the overall percentage of goal achievement as described in the Performance Results Evaluation section which follows and as approved by the Chief Executive Officer and/or the Compensation Committee of the Board of Directors.

PERFORMANCE RESULTS EVALUATION

     Assuming the overall Company earnings performance is at least 75% of the planned improvement goal, individual performance is evaluated at the end of the year in terms of achievement of goals set by the participant and approved by management at the beginning of the year. If the Company does not meet the minimum earnings improvement, funds may not be available for awards, although special awards may be made under exceptional circumstances.

     The process for individual goal achievement evaluation is outlined in the following steps. In all cases, recommended awards must be approved by the Chief Executive Officer and/or the Compensation Committee of the Board of Directors.


                                   EXHIBIT A

                INCENTIVE AWARDS AS A PERCENTAGE OF BASE SALARY
OVERALL      GROUP     GROUP     GROUP
 EVAL.         I        II        III
- -------      -----     -----     -----
  125%(Max)    60        70        95
  120%         55        65        88
  115%         50        60        81
  110%         45        55        74
  105%         40        50        67
  100%(Target) 35        45        60
   95%         32        40        54
   90%         29        35        48
   85%         26        30        42
   80%         23        25        36
   75%(Min)    20        20        30

                   PROCEDURES FOR EVALUATING GOAL ACHIEVEMENT

     1. The goals are predetermined and agreed upon by the participant and immediate supervisor, reviewed by the Division President, Group President and/or Chief Operating Officer or Corporate Department Head and submitted to the Chief Executive Officer for approval. Strong emphasis is

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placed on improvement over the previous fiscal year, particularly where the goals relate to profits, profit margins and return on assets employed.

     2. At the close of each fiscal year, participants review their own performance by recording achievements as related to predetermined goals.

     3. The supervisor then determines a performance rating percentage for each quantitative goal by comparing the goal against supervisory appraisal of the achievement of that goal. For all Division participants, a performance rating percentage for each special goal and each strategic goal will be determined by the Division President, Group President and Chief Operating Officer. For Corporate participants, these performance rating percentages will be determined by the Chief Executive Officer. A percentage achievement rating is scaled as follows:

- -- -- --  125% --- --- ---  Outstanding Performance   -- -- --
- -- -- --                                              -- -- --
- -- -- --                                              -- -- --
- -- -- --                                              -- -- --
- -- -- --                                              -- -- --
- -- -- --  100% --- --- ---  Planned Results           -- -- --
- -- -- --                                              -- -- --
- -- -- --                                              -- -- --
- -- -- --                                              -- -- --
- -- -- --                                              -- -- --
- -- -- --   75% --- --- ---  Minimum Acceptable        -- -- --
- -- -- --       --- --- ---  Performance               -- -- --
- -- -- --                                              -- -- --
- -- -- --                                              -- -- --
- -- -- --                                              -- -- --
- -- -- --    0% ------------------------------------------------

          a. A "100% Objective Achieved" rating for any particular goal indicates that the participant met that goal right on target.

          b. A rating of 125% is the maximum rating for any particular goal, indicating outstanding achievement of that goal.

          c. A rating below 75% indicates less than acceptable performance, and since no credit is given for that particular goal, the performance rating is 0%.

          d. Because certain factors cannot be accurately measured in terms of a percentage, a direct arithmetic relationship may not necessarily exist between the established goal, the appraisal of results and the performance rating percentage of that goal.

          e. Incumbents in covered positions for less than the plan year being measured may be awarded incentive compensation on a pro-rata basis (i.e., participation for 6 months out of 12 months would result in 50% of the normal award).

     4. The participant's appraisal and the supervisor's rating of each goal, together with any additional comments by the supervisor, form the basis for overall performance. The overall performance rating is then reviewed for approval by subsequent levels of management. The overall evaluation may not exceed 125%.

     5. The Chief Executive Officer reviews the recommended incentive awards in terms of individual performance, the performance of the Division or Department and the overall performance of the


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Company, and, as appropriate, reviews his recommendations with the Compensation
Committee of the Board of Directors.

     6. After the recommendations and approvals are final, a review session is held with each participant, at which time the supervisor is to review the incentive award with the participant.

     7. Fair, impartial judgment is in reality the major factor in the final determination, not arithmetic results.

     8. The incentive award is determined as follows:

        a. The overall performance percentage is related to the applicable Incentive Group to determine the incentive award percentage.

        b. The participant's salary base is multiplied by the incentive award percentage to determine the total dollar incentive award. Incentive Plan award computations are based upon the total salary of the individual for the previous twelve months or for the time in the approved position if less than a full year.

              For example: 100% Performance of Goals
                       Group II = 45%
                       Salary = $140,000

                       Incentive Award = $140,000 X 0.45 = $63,000

GENERAL

     The employment relationship between employees and the Company is an at-will relationship; as such, an employee's employment may be terminated by the Company at any time and for any reason and the employee may leave his/her employment at any time for any reason. Any statements to the contrary are of no force and effect and are not to be relied upon, unless directed specifically to a particular employee and signed by a Corporate Officer.

INCOME DEFERRAL

     The Company has a deferred compensation plan to provide greater flexibility in the method of payment of incentive awards. The payment of an incentive award may be deferred, in whole or in part, under the Company's Key Management Deferred Compensation Plan if that is an employee's election prior to the start of the Plan year. Otherwise, payment will be made in cash.

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